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                                  EXHIBIT 99.1


               Nevada Manhattan Mining Inc. Announces 100 Percent
              Increase in Revenue From Brazilian Timber Operations

CALABASAS, Calif.--(BUSINESS WIRE)--July 22, 1998--Nevada Manhattan Mining Inc. (OTC BB:NVMH - news) Wednesday announced that monthly revenue from its Brazilian subsidiary has increased by more than 100 percent over last year.

Monthly production is targeted to exceed $200,000,  more than double last year's
highest  output.   Additional  increases  are  anticipated  to  be  realized  in subsequent months.

According to Christopher D. Michaels, CEO of Nevada Manhattan, "We have achieved our initial target under the company's business plan and look forward to further revenue growth and a profitable second fiscal quarter and year." Michaels commented further, "Our current results confirm that the changes in management in the company's Brazilian subsidiary, as well as the input from Metsa Timber relating to this restructuring, was productive and valuable."

Nevada Manhattan Mining is a diversified, environmentally responsible, global natural-resource company. Its mission is to continue building an international natural-resource company by acquiring, developing and operating rich resource assets, converting them to significant cash-flow generators, thus enhancing shareholder value. The company may develop these assets on its own or in conjunction with selected strategic partners.

For more  information  on Nevada  Manhattan  Mining,  contact  Yvonne Cambere at
818/591-4400   or  E-mail:   administration@nevadamanhattan.com   or  visit  the
company's Website at www.nevadamanhattan.com.

Matters discussed in this release include forward-looking statements that involve risks and uncertainties. Actual results may be materially different. Factors that could cause actual results to differ include risk factors listed in the company's reports to the Securities and Exchange Commission, including Form 10 and Form 10-QSB on file with the SEC.